AGREEMENT

1   Date of Agreement.  The commencement date of this Agreement is the 1st day of January, 2002.

2 Parties.

2.1 SCIENCE DYNAMICS CORPORATION ("SciDyn"), with offices at 1919 Springdale Road, Cherry Hill, New Jersey, 08003; and

2.2 CALABASH CONSULTING LTD. ("Calabash"), with offices at
Athol Street, Douglas, Isle of Man, United Kingdom.
3 Consulting Services. SciDyn agrees to engage Calabash as a financial and management consultant, which consulting services shall include, inter alia, the services of Alan Bashforth to act as Chief Executive Officer and President of SciDyn. In such capacity, Mr. Bashforth shall exert his best efforts and devote a substantial amount of his time and attention to SciDyn's affairs. Mr. Bashforth shall be in complete charge of the operation of SciDyn, and shall have full authority and responsibility, subject to the general direction, approval, and control of SciDyn's Board of Directors, for formulating policies and administrating SciDyn in all respects. His power shall include the authority to hire and fire SciDyn's personnel and to retain consultants when he deems necessary to implement SciDyn's policy.


4 Term. The term of this Agreement shall begin on January 1, 2002 and shall continue for a term of three (3) years. This Agreement shall automatically renew on the same terms and conditions contained herein for additional terms of one (1) year each after the expiration of the initial or any renewal term. Following the initial term, either party may terminate this Agreement by providing the other party with a minimum of thirty (30) days

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prior written notice of the party's intent to terminate the
Agreement at the anniversary of the term.

5 Payment for Consulting Services. SciDyn shall pay Calabash for the consulting services rendered hereunder, an annual fee of $240,000.00 to be paid in monthly payments of $20,000.00.
Calabash shall be entitled to a bonus of one years fee's to be paid in SciDyn common stock at a value of $0.055 per share (4,363,636 shares) at the end of the term or on 31st December 2002 should the company continue in business after that date.

6 Expenses. Mr. Bashforth shall be reimbursed for all approved expenses incurred by him in the performance of his duties. The sum of $750.00 per month will be paid by SciDyn towards the provision of a suitable vehicle, for Mr Bashforth's exclusive use during the term of this agreement.

7 Indemnity. SciDyn shall indemnify Calabash and Mr. Bashforth and hold them harmless for all acts or decisions made by Mr. Bashforth in good faith while performing services for SciDyn. SciDyn shall use its best efforts to obtain coverage for Mr. Bashforth under any insurance policy now in force or hereinafter obtained during the term of this Agreement, covering the other officers and directors of SciDyn against lawsuit. SciDyn shall pay all expenses, including attorneys' fees, actually and necessarily incurred by Mr. Bashforth in connection with the defense of such act, suit or proceeding and in connection with any related appeal, including the cost of court settlements.

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8  Taxes.  SciDyn agrees that it shall be responsible for payment of taxes, if any, due to any state or federal taxing authority, for activities arising out of this Agreement, and shall indemnify and hold harmless Calabash and Mr. Bashforth from any such payment.

9 Notices. All notices, requests, and demands given to or made upon the parties hereto shall, except as otherwise specified herein, be in writing and be delivered by fax, express delivery, in person, or mailed to any such party at the address of such party set forth in Section 2 "Parties" above. Any party may, by notice hereunder to the other party, designate a changed address for such party. Any notice, if faxed, shall be deemed received upon confirmation of the receipt thereof; if sent by express delivery, shall be deemed received upon delivery as set forth on the express delivery receipt; if personally delivered, shall be deemed received upon delivery; and if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received the fifth business day thereafter, or when it is actually received, whichever is sooner. Attempted delivery, in person or by express delivery at the correct address, shall be deemed received on the date of such attempted delivery. All references to hours of the day shall mean the official time in effect on the date in question in the State of New Jersey.

10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, and legal representatives.

11 Assignability. Neither party hereto shall have the right to assign or otherwise transfer (by operation of law or otherwise) its rights or obligations under this Agreement except with the prior written consent of the other party.

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12  Captions.  Captions of the sections of this Agreement are for convenience and reference only, and the words contained shall not be held to modify, amplify, or aid in the interpretation of the provisions of this Agreement.

13 Counterparts and/or Facsimile Signature. This Contract may be executed in any number of counterparts, including counterparts transmitted by telecopier or FAX, any one of which shall constitute an original of this contract. When counterparts of facsimile copies have been executed by all parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same document and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document upon the request of any party.

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14 Situs. This Agreement shall be deemed to be an agreement made under the laws of the State of New Jersey, and for all purposes it shall be construed in accordance with and governed by the laws of the State of New Jersey.

15 Arbitration. Except for obtaining injunctive relief by either party against actual or threatened conduct that would cause irreparable harm to that party, and except for controversies, disputes or claims under this Agreement related to the enforceability of restrictive covenants relating to non-competition, any dispute arising between the parties shall be submitted for arbitration to be administered by the Philadelphia office of the American Arbitration association on demand of either party. All such claims shall be heard by one arbitrator. Such arbitration proceedings shall be conducted in Philadelphia or its adjacent suburbs, and, except as otherwise provided in this agreement, shall be conducted in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall have the right to award or include in its award any relief which he or she deems proper in the circumstances, including without limitation, money damages (with interest on unpaid amounts from date due), specific performance, injunctive relief, reasonable attorneys' fees and costs. The award and decision of the arbitrator shall be conclusive and binding upon all parties hereto and judgment upon the award may be entered in any court of competent jurisdiction, and each waives any right to contest the validity or enforceability of such award. The arbitrator shall apply the provisions of any applicable limitation on the period of time in which claims must be brought. The parties further agree that, in connection with any such arbitration proceeding, each shall submit or file any claim that would constitute a compulsory counterclaim (as defined by rule 13 of the federal rules of civil procedure) within the same proceeding as the claim to which it relates. Any such claim which is not submitted or filed in such proceeding shall be barred. This provision shall continue in full force and effect subsequent to and notwithstanding expiration or termination of this agreement. The parties agree that arbitration shall be conducted on an individual, not a class-wide, basis and that none of the parties hereto shall be entitled to consolidation of arbitration proceedings involving such parties with those of any third party, nor shall the arbitrator or any court be empowered to order such consolidation.

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16 Venue. With respect to any claim which will be determined by a court of competent jurisdiction (excluding the arbitration set forth above, but not any appeal or enforcement of such arbitration), any action, suit, or proceeding arising out of, based on, or in connection with this Agreement may be brought only in the Superior Court of New Jersey, Burlington County, or the United States District Court for the Southern District of New Jersey, and each party covenants and agrees not to assert, by way of motion, as a defense, or otherwise in any such action, suit, or proceeding, any claim that it or he is not subject personally to the jurisdiction of such court, that its or his property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

17 Non-Waiver. No delay or failure by a party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

18 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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19 Modification. This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded, cancelled, or waived in whole or in part, except by a written instrument signed by the parties hereto.

20 Entire Agreement. This Agreement constitutes and expresses the entire agreement and understanding between the parties hereto in reference to all the matters referred to herein, and any previous discussions, promises, representations, and understanding relative thereto are merged into the terms of this Agreement and shall have no further force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the day and year first above written.


      SCIENCE DYNAMICS CORPORATION
By:    /s/Alan C. Bashforth
      ------------------------
     Name: Alan C Bashforth
     Title:    Director
     Date:   May 2nd 2002


CALABASH CONSULTING LTD.

By:    /s/Mr. T Parker-Garner
      ------------------------
Name: Mr. T Parker-Garner
Title:   Director
Date:   May 2nd 2002